Exhibit 99.1

News
For Immediate Release
4 Landmark Square
Suite 400
Stamford, CT 06901

Telephone: 203-975-7110
Fax: 203-975-7902

Contact:
Robert B. Lewis
(203) 406-3160

SILGAN HOLDINGS INCREASES SIZE OF ITS
BOARD OF DIRECTORS AND ELECTS
NIHARIKA TASKAR RAMDEV AS ITS NEWEST DIRECTOR

STAMFORD, CT, November 2, 2022 -- Silgan Holdings Inc. (NYSE:SLGN), a leading supplier of sustainable rigid packaging for consumer goods products, announced today that its Board of Directors approved an increase in the number of Directors constituting the Board of Directors of the Company from eight to nine members in accordance with its Amended and Restated Certificate of Incorporation, as amended, and elected Niharika Taskar Ramdev as a member of the Board of Directors of the Company to fill the resulting vacancy. Ms. Ramdev will serve as a Class II Director of the Company, with the term of her position running until the annual meeting of stockholders of the Company in 2023.

Ms. Ramdev, 53, is a seasoned finance executive with global experience, having worked in the United States, India, China and Singapore. Ms. Ramdev spent over two decades of her career with General Motors Company, having served as Chief Financial Officer for the Global Cadillac division from January 2018 to April 2019, Chief Financial Officer for General Motors International from July 2015 to January 2018, Vice President of Finance and Treasurer from April 2014 through June 2015, and Chief Financial Officer for Global Purchasing and Supply
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SILGAN HOLDINGS
November 2, 2022

Chain from August 2011 through March 2014. Prior to that, she held a variety of other finance leadership roles within General Motors Company. Ms. Ramdev received her undergraduate degree from the University of Bombay in Mumbai, India, where she worked as an accountant and senior financial consultant before earning her M.B.A. from Harvard Business School. Ms. Ramdev currently serves as a director and audit committee member for both Triton International Limited, a leading intermodal container leasing company, and Kaman Corporation, a diversified company that conducts business in the aerospace and defense, industrial and medical markets.
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Silgan is a leading supplier of sustainable rigid packaging solutions for consumer goods products with annual net sales of approximately $5.7 billion in 2021. Silgan operates 112 manufacturing facilities in North and South America, Europe and Asia. The Company is a leading worldwide supplier of dispensing and specialty closures for food, beverage, health care, garden, home, personal care, fragrance and beauty products. The Company is also a leading supplier of metal containers in North America and Europe for food and general line products. In addition, the Company is a leading supplier of custom containers for shelf-stable food and personal care products in North America.
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